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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
      Michael W. Rogers                              William B. Boni
      Executive Vice President and CFO               VP, Corp. Communications
      (781) 861-8444                                 (781) 402-3410

                        INDEVUS LICENSES WORLDWIDE RIGHTS

                   TO ANTI-INFLAMMATORY AND ANALGESIC COMPOUND

           Company also updates status of other compounds in pipeline

LEXINGTON, MA, July 1, 2002 -- Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has licensed exclusive worldwide rights from Atlantic Technology Ventures, Inc. (OTC BB:ATLC.OB) to CT-3, a novel anti-inflammatory and analgesic compound currently in clinical development.

CT-3, a new chemical entity also known as ajulemic acid, is a non-psychoactive synthetic derivative of tetrahydrocannabinol (THC). The principle mechanism of action of the compound appears to be the potent inhibition of the inflammatory cytokines, particularly interleukin-1(Beta) and TNF-alpha. The compound has significant activity in multiple pre-clinical models of pain and inflammation. Unlike most available non-steroidal anti-inflammatory agents (NSAIDS), in pre-clinical studies CT-3 does not appear to produce gastrointestinal ulceration.

An IND (investigational new drug application) has been filed with the U.S. Food and Drug Administration (FDA) for CT-3, and an initial Phase 1 clinical trial designed to assess the safety of CT-3 showed that it was well tolerated, with no clinically significant adverse events and no evidence of psychotropic activity. The compound is currently being studied in Europe in a small Phase II study in patients with chronic neuropathic pain.

"We are excited about the potential of a novel potent NSAID which lacks the ulcerogenic effects of traditional compounds," said Glenn L. Cooper, M.D. chairman, president and chief executive officer of Indevus. "CT-3 has the potential to be an important new medication for painful inflammatory conditions such as arthritis, post-operative pain, musculoskeletal injuries, headache and neuropathic pain. Furthermore, the compound

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possesses activity in preclinical models of multiple sclerosis and the cutaneous inflammation associated with exposure to the chemical warfare blister agent sulfur mustard. The U.S. Army Medical Research Institute is pursuing further work on this important application. The overall field of inflammation and pain management is large and not fully satisfied, and we believe a compound such as CT-3 may have broad applications in these major markets."

The acquisition of CT-3 by Indevus includes an up-front licensing payment, development milestones and royalty payments from Indevus to Atlantic. Indevus is responsible for the clinical development, regulatory activities and commercialization of this compound. A director of Indevus is a shareholder of Atlantic Technology Ventures. The transaction was approved by all of the disinterested directors of Indevus.

Atlantic Technology Ventures is a biopharmaceutical company engaged in the development of biomedical and pharmaceutical products and related technologies for use in cancer, infection, ophthalmic disorders, pain and inflammation and dermatological conditions. Atlantic's strategy is to identify nascent medical products and technologies that have the potential to address unmet market needs, rapidly develop these through a definitive proof-of-principle, then partner, license or sell them to realize significant revenue.

Status of additional Indevus products

CT-3 is the latest addition to the Indevus product portfolio, which also includes: trospium, in Phase III for overactive bladder; pagoclone, in Phase III for panic disorder and Phase II for generalized anxiety disorder; PRO 2000, in Phase II for the prevention of the sexual transmission of HIV; dersalazine, in Phase I for inflammatory bowel disease; and citicoline for stroke, which has completed several Phase III clinical trials.

         Trospium

As recently announced, enrollment has been completed in a Phase III, 524-patient clinical trial with trospium in overactive bladder. The co-primary endpoints of the trial are the comparisons of the reduction in the frequency of urination and the reduction in incontinence episodes among trospium-treated patients versus placebo patients. Data from this trial is expected in the fall, and assuming a positive outcome, the Company expects to file a New Drug Application for trospium by the end of 2002. This data will

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expand the current clinical trial database for trospium, which comprises over
2200 patients in Europe. European trials include two double-blind, placebo-controlled dose-ranging studies, five double-blind, placebo-controlled studies and several comparative trials, one of which was a long-term comparative 52-week study on safety, tolerability and efficacy.

         Pagoclone

Following the return of exclusive, worldwide rights to pagoclone from Pfizer Inc on June 7, 2002, Indevus has initiated corporate partnering discussions for this compound. Decisions regarding the continued clinical development and partnering of pagoclone for generalized anxiety and panic disorders will be based on additional analyses of a total data package from six clinical trials and will include ongoing consultation with Aventis, S.A., licensor of this drug. Aventis has a contractual right for a period of 90 days from the termination of the agreement between Pfizer and Indevus to elect to develop pagoclone under the terms established in that agreement.

         Dersalazine

Dersalazine, for inflammatory bowel disease, is undergoing Phase I clinical testing in the U.K. Plans for future Phase II testing in ulcerative colitis will be dependent on the successful completion of this trial.

         Citicoline

Two important meta-analyses of clinical trials with citicoline presented at the 27th International Stroke Conference in February 2002 suggest that treatment with this drug may reduce infarct growth after stroke and reduce rates of death or disability over a long term. The first of these analyses retrospectively analyzed seven controlled trials enrolling 1,963 patients who received oral or intravenous citicoline at doses ranging from 500 to 2000 milligrams daily and showed that treatment with citicoline was associated with a significant reduction in rates of death or disability at long-term follow-up. On a combined basis across these trials, 54.6 percent of citicoline patients experienced death or disability, compared with 66.4 percent of placebo patients, p (less than)
0.00001. The second of these analyses retrospectively analyzed data regarding infarct growth following stroke from two clinical trials in a total of 214 patients. Doses of 500 milligrams/day and 2000 milligrams/day were used in these trials. The mean volume increase in infarct size was 84.7 percent for the placebo group, 34.0 percent for the 500 milligram group and 1.8 percent for the 2,000 milligram group, p=0.015.

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As a result of corporate partnering interest following these findings, Indevus has signed a non-binding memorandum of agreement with a privately held biotechnology company to fund the further development of citicoline. The finalization of this agreement is contingent upon the negotiation of a definitive contract and agreement on the design and clinical endpoints of an additional large Phase III trial.

         PRO 2000

Government agencies in the U.S. and the U.K. have selected PRO 2000, a topical microbicide to prevent the sexual transmission of HIV, for testing in large, logistically complex Phase II and Phase III trials planned to begin in 2002 and 2003. The U.K.'s Department for International Development provided the most recent financial support for the clinical testing of PRO 2000 through a grant of approximately $22.7 million made to an international research collaboration.

Indevus Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates, including multiple compounds in late-stage clinical development. The Company's lead products under development include trospium for overactive bladder, pagoclone for panic/anxiety disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, and dersalazine for inflammatory bowel disease.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, including the Phase III trial with trospium; regulatory approval and commercialization of our products; the early stage of products under development; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patent and proprietary rights; and other risks.

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